UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2024
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6940 Columbia Gateway Dr., Suite 470, Columbia, MD 21046
(Address of principal executive offices and zip code)
(410) 970-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GVP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on GSE Systems, Inc.’s (the “Company”) Current Report on form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 30, 2024, the Board of Directors (the “Board”) of the Company announced the appointment of Ravi Khanna as Chief Executive Officer and President of the Company, effective April 30, 2024. In connection with the appointment, the Company and Mr. Khanna entered into a Letter Agreement pursuant to which (i) the Company agreed to immediately increase Mr. Khanna’s salary to $350,000 and (ii) the Company and Mr. Khanna agreed to revisit the terms of Mr. Khanna’s current employment agreement. The full text of the Letter Agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024 is incorporated by reference herein.

On July 22, 2024, the Company entered into a new employment agreement with Mr. Khanna (the “Employment Agreement”). Under the Employment Agreement, Mr. Khanna serves for an initial term beginning on July 22, 2024 and ending on December 31, 2024. The term will then automatically renew for one-year periods until either the Company or Mr. Khanna notifies the other of an intent to terminate the Employment Agreement at least thirty days prior to December 31st of the then-current year. Mr. Khanna’s Base Salary is $350,000 and subject to annual review by the Board. Mr. Khanna is eligible for a bonus of up to 100% of his Base Salary subject to the achievement of annual performance goals determined by the Board. For the year-ended December 31, 2024, the Board has agreed to a bonus of up to 120% of his Base Salary if the Company achieves certain levels Adjusted EBITDA. In addition, if the Company undergoes a Change in Control (as defined in the Employment Agreement) on or prior to December 31, 2024, Mr. Khanna is entitled to a payment of $100,000 upon such Change of Control event, but will forfeit any unvested RSUs awarded pursuant to the RSU Agreement (defined below). Mr. Khanna is entitled to participate in all employee benefits available to senior executives or employees of the Company. During the term of the Employment Agreement, and for a 12-month period following termination of the Employment Agreement, Mr. Khanna shall not compete with the Company or solicit employees or customers of the Company. If the Company terminates Mr. Khanna’s employment for a reason other than Death, Disability or Cause (as defined in the Employment Agreement), or if Mr. Khanna terminates his employment for Good Reason (as defined in the Employment Agreement), then Mr. Khanna will (subject to certain conditions) receive his Base Salary and Benefits (as defined in the Employment Agreement) for a period of 12 months, each running from the date of termination of his employment, payable as and when salaries are generally paid to executive officers of the Company, and Mr. Khanna will also receive, on the date that annual bonuses are paid to similarly situated employees but no later than 120 days following the end of the calendar year in which the termination occurs, a bonus equal to the sum of his bonus if he had been employed for the full year and the pro-rated amount through his date of termination.

In connection with the Employment Agreement, the Company and Mr. Khanna also entered into a restricted share unit agreement (the “RSU Agreement”).  In accordance with the terms of the RSU Agreement, Mr. Khanna received 100,000 restricted stock units vesting as follows: (i) 5,000 vesting immediately on the grant date; (ii) 25,000 vesting quarterly in four equal installments during the fiscal year ending December 31, 2025; (iii) 25,000 vesting quarterly in four equal installments during the fiscal year ending December 31, 2026; (iv) 25,000 vesting quarterly in four equal installments during the fiscal year ending December 31, 2027; and (v) 20,000 vesting quarterly in four equal installments during the fiscal year ending December 31, 2028.

Mr. Khanna joined the Company in August 2016 and most recently served as the Senior Vice President of Professional Services of the Systems & Simulation business unit of GSE Solutions. Mr. Khanna leverages his foundation in Chemical Engineering and over 25 years of industry experience in growing technology organizations serving Defense, Satellite Telecommunications, and Management Consulting sectors. Prior to joining the Company, Mr. Khanna held leadership positions at Accenture LLP as well as ViaSat, Inc., developing complex military and commercial business lines through expansion and acquisitions, resulting in revenue growth and cost efficiencies through organizational transformation and adoption of technology-driven solutions. Mr. Khanna holds a Bachelor’s of Science in Chemical Engineering at the University of Maryland, a Master’s of Science in Computer Science from Johns Hopkins University, and a Master’s in Business from University of California San Diego.

The foregoing description of the Employment Agreement and the RSU Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the RSU Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated July 22, 2024, by and between GSE Systems, Inc. and Ravi Khanna

10.2	Restricted Share Unit Agreement, dated July 22, 2024, by and between GSE Systems, Inc. and Ravi Khanna
SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Emmett Pepe
Chief Financial Officer
Date: July 26, 2024